SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
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              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Commission File No.: 000-050469



                        Date of Report: December 30, 2004





                              VERIDIUM CORPORATION
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             (Exact name of registrant as specified in its charter)


Delaware                                                            59-3764931
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(State of other jurisdiction of                               (IRS Employer
incorporation or organization                              Identification No.)


1 Jasper  Street, Paterson, New Jersey                                 07522
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(Address of principal executive offices)                            (Zip Code)


                                 (973) 942-7700
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               (Registrant's telephone number including area code)




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Item 3.02    Unregistered Sale of Equity Securities

On December 30, 2004 the Company closed a $1.5 million sale of equity to GreenShift Corporation ("GreenShift"). GreenShift is owned by Kevin Kreisler, Veridium's Chairman and Chief Executive Officer. In consideration of immediate payment of $1.25 million and payment in February 2005 of $250,000, Veridium issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C preferred stock for $4.00 per share.

The Series C Preferred Stock acquired by GreenShift may not be converted into common stock for two years in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be
converted  into  twenty-five   shares  of  common  stock,   subject  to  certain
anti-dilution and price-protection adjustments that are specified in the Certificate of Designations of the Series C Preferred Stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of the Company's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of the Company's common stock.

GreenShift also today announced its intention to acquire additional shares of the Company's common stock directly from the public market.

GreenShift acquired the funds used to purchase the Veridium securities from Cornell Capital Partners, LP ("CCP") in exchange for a debenture convertible into GreenShift common stock. GreenShift also pledged its interest in Veridium, as well as its interest in GreenWorks Corporation, a publicly traded engineering services company, to secure the debenture.

Item 9.01     Financial Statements and Exhibits

Exhibits:

3a       Certificate of Designations of Series C Preferred Stock



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Veridium Corporation



               /S/      KEVIN E. KREISLER
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By:                     KEVIN E. KREISLER
                        Chairman and Chief Executive Officer
Date:                   December 30, 2004


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